Exhibit 5

September 19, 2011

Helmerich & Payne, Inc.

1437 South Boulder Ave.

Tulsa, Oklahoma 74119

Gentlemen:

I have acted as counsel for Helmerich & Payne, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on September 19, 2011, pursuant to the Securities Act of 1933, as amended.  The Registration Statement relates to the proposed registration of 6,000,000 shares of the Company’s Common Stock, par value $0.10 per share (the “Common Stock”), issuable by the Company to key employees and directors of the Company under the Helmerich & Payne, Inc. 2010 Long-Term Incentive Plan (the “Plan”).  In rendering this opinion, I have assumed that the consideration to be received for each of the 6,000,000 shares will equal or exceed the par value per share of the Common Stock.  In connection with such representation of the Company, I opine as follows:

1.             The Company has been duly incorporated under the laws of the State of Delaware, and is validly existing as a corporation in good standing under the laws of that State.

2.             The authorized common stock of the Company consists of 160,000,000 shares of Common Stock, of which 6,000,000 shares have been reserved for issuance pursuant to the Plan.

3.             The shares of Common Stock referred to above have been duly and validly authorized, and such shares will, upon their issuance and delivery in accordance with the terms of the Plan and applicable authorized forms of agreement thereunder, and in accordance with the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder (including the filing of a Registration Statement in accordance with said Act, Rules and Regulations and the performance of the undertakings set forth in the above-referenced Registration Statement), be legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and judicial decisions interpreting those laws as of the date of this opinion.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.  In giving this consent, I do not thereby admit that I am in a category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Steven R. Mackey

Steven R. Mackey